Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

PHOTRONICS, INC.
(Exact name of Registrant as specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	5,000,000	$17.51(2)	$87,550,000.00	0.0001531	$13,403.91
Total Offering Amounts					$87,550,000.00		$13,403.91
Total Fee Offsets							$---
Net Fees Due							$13,403.91

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2025 Equity Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $17.51 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 21, 2025.